EXHIBIT 10.u


                           CHANGE IN CONTROL AGREEMENT

AGREEMENT made as of this13th day of May1998 by and between MTS Systems Corporation, a Minnesota corporation ("MTS") and Marshall L. Carpenter (the "Executive").

WHEREAS, MTS considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of MTS and its shareholders; and

WHEREAS, the Executive has made and is expected to make, due to Executive's intimate knowledge of the business and affairs of MTS, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of MTS; and

WHEREAS, MTS, as a publicly held corporation, recognizes that the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of the Executive in the performance of the Executive's duties to the detriment of MTS and its shareholders; and

WHEREAS, Executive is willing to remain in the employ of MTS upon the understanding that MTS will provide income security if the Executive's employment is terminated under certain terms and conditions; and

WHEREAS, it is in the best interests of MTS and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including Executive, to their assigned duties without distraction and to ensure the continued availability to MTS of the Executive in the event of a Change in Control;

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (A) the date that any and all benefits due to Executive under this Agreement upon the happening of the events set forth herein have been paid and satisfied and all obligations of MTS to the Executive have been performed or (B) the date the Executive and MTS agree in writing to terminate this Agreement. Notwithstanding the preceding sentence, if a Change in Control occurs, this Agreement shall remain in effect for a period of 36 months from the date of the occurrence of a Change in Control.

2. Change in Control. If a Change in Control shall have occurred during the term of this Agreement, the provisions of this Agreement shall become operative and MTS agrees to employ the Executive and to provide the benefits stated in this Agreement.

         (a) Change in Control, shall, for purposes of this Agreement, means a change in control of MTS which would be required to be reported in response to Item 1 of Form 8-K

Change in Control Agreement                                              Page 2

                  promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not MTS is then subject to such reporting requirement, including, without limitation, if:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any affiliate or associate as defined in Rule 12(b)-2 under the Exchange Act of such person, other than MTS, any trustee or other fiduciary holding securities under an employee benefit plan of MTS, or any corporation owned, directly or indirectly, by the stockholders of MTS in substantially the same proportions as their ownership of stock of MTS) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MTS representing 35% or more of the combined voting power of MTS's then outstanding securities; or

                  (ii) the Board of Directors is comprised of fewer than 65% of the individuals described in subsection (b) below; or

                  (iii) the stockholders of MTS approve a definitive agreement to merge or consolidate MTS with or into another corporation or other enterprise in which the holders of outstanding stock of MTS entitled to vote in elections of directors immediately before such merger or consolidation hold less than 80% of the voting power of the survivor of such merger or consolidation or its parent, or approve a plan of liquidation; or

                  (iv) at least 60% of MTS's assets are sold and transferred to another corporation or other enterprise that is not a subsidiary, direct or indirect, or other affiliate of MTS; or

                  (v) the Board of Directors of MTS determines, by a vote of a majority of its entire membership, that a tender offer statement by any person (as defined above) indicates an intention on the part of such person to acquire control of MTS.

         (b) Board of Directors shall, for purposes of subsection (a), mean:

                  (i) individuals who on the date hereof constituted the Board of MTS, and

                  (ii) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

         (c) Friendly Change in Control shall mean a Change in Control which arises from a transaction or series of transactions authorized, recommended or approved at the time by formal action of the Board of Directors.

         (d) Unfriendly Change in Control shall mean a Change in Control that is not a "Friendly Change in Control" as defined above. An Unfriendly Change in Control shall not thereafter become a Friendly Change in Control.

3. Termination by Reason of Death or Disability. In the event of the Executive's death or disability during the Term of this Agreement, Executive shall be entitled to such benefits provided under any policy, plan or program governing death or disability maintained by

Change in Control Agreement                                              Page 3

         MTS and covering such Executive and this Agreement shall not apply. The determination of disability and the amount and entitlement of benefits shall be governed by the terms of such policy, plan or program. In the event of the Executive's disability, the Executive's Date of Termination shall be the date on which Executive has been unable, by reason of physical or mental disability, to perform the services required of him/her for his/her position, even with reasonable accommodation, for the period of time indicated in MTS's group long term disability plan (in which the Executive is a participant) during which a participant must be disabled before benefits become payable. In connection with Executive's termination due to disability, a qualified physician must certify the disability and MTS shall at all times comply with the Americans With Disabilities Act and any other applicable disability discrimination law.

4.       Termination for Cause.

         (a) If Executive's employment with MTS shall be terminated by MTS for Cause as defined below, MTS shall pay to Executive his/her full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and MTS shall have no further obligation to Executive under this Agreement.

         (b) Termination by MTS of Executive's employment for "Cause" shall mean termination as a result of:

                  (i) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or

                  (ii) willful gross misconduct or gross negligence in the performance of his/her duties by the Executive; or

                  (iii) material violation by the Executive of any employment agreement applicable to the Executive.

5.       Termination Following Friendly Change in Control.

         (a) If, after a Friendly Change in Control, Executive's employment with MTS shall be terminated (A) by MTS other than for cause, death or disability or (B) by Executive for Good Reason, then Executive shall be entitled to the following benefits:

                  (i) Severance. MTS shall pay the Executive as a severance payment (the "Severance Payment") an amount equal to the product of 18 multiplied by the Executive's Monthly Gross Income as defined below. The Severance Payment shall be made in a single lump sun within 30 days after the Date of Termination, subject to all applicable federal and state withholding.

                           For purposes of this Agreement, Monthly Gross Income shall mean the sum of the following amounts:

                           (A) 1/12 of the highest average base salary for any 12-consecutive month period during the 36 calendar month period ending immediately prior to the Date of Termination (without taking into account any reduction in such base salary that would constitute Good Reason); plus

Change in Control Agreement                                              Page 4

                           (B) 1/36 of the total variable compensation paid during the 3 most recent fiscal years ending immediately prior to the Date of Termination (without taking into account any reduction or termination of such variable compensation that would constitute Good Reason); plus

                           (C) the product of the average percentage of MTS profit sharing contributions to the MTS Systems Corporation Profit Sharing Retirement Plan and Trust (as a percent of Compensation as defined in the Plan) for the 3 most recent Plan Years ending immediately prior to the Date of Termination multiplied by the sum of (A) and (B) above.

                  (ii) Benefits. For 18 months following the Executive's Date of Termination or, if earlier, until Executive is covered under other group plans, MTS shall continue to pay the employer share of the Executive's MTS group life and health insurance premiums. All premium payments made on Executive's behalf following his/her Date of Termination and Executive's continued participation in the plans are contingent upon Executive making the appropriate timely written elections to continue his/her group benefits following his/her Date of Termination, said group benefits continuing in effect for active MTS employees, Executive continuing to be eligible under the terms of the plans and applicable laws, and Executive's payment of the employee portion of the premiums for such benefits. Benefits otherwise receivable by Executive pursuant to this subparagraph
                           (ii) shall be reduced or eliminated to the extent comparable benefits are actually received by Executive during such period from a source outside MTS, and any such benefits actually received by Executive shall be reported to MTS.

         (b) Good Reason. Executive shall be entitled to terminate his/her employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, any of the following:

                  (i) the assignment to Executive of any duties inconsistent with Executive's status or position with MTS, or a substantial alteration in the nature or status of Executive's responsibilities; or

                  (ii) a reduction by MTS in Executive's annual base salary other than a reduction comparable to other senior Executives of MTS in connection with a company-wide cost reduction program; or

                  (iii) the relocation of MTS's principal executive offices to a location more than fifty miles from Eden Prairie, Minnesota or MTS requiring Executive to be based anywhere other than MTS's principal executive offices except for required travel on MTS's business to an extent substantially consistent with Executive's prior business travel obligations; or

                  (iv) the failure by MTS to continue to provide Executive with benefits at least as favorable to those enjoyed by Executive under any of MTS's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which Executive

Change in Control Agreement                                              Page 5

                           was participating at the time of the Change in Control, the taking of any action by MTS which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control, or the failure by MTS to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the Change in Control, provided, however, that MTS may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled upon termination; or

                  (v) the failure of MTS to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 12; or

                  (vi)     MTS requests Executive's resignation from employment;
                           or

                  (vii) any purported termination of Executive's employment which is not made pursuant to a Notice of Termination satisfying the requirements of this Agreement; for purposes of this Agreement, no such purported termination shall be effective; or

                  (viii)   any material violation by MTS of this Agreement.

         (c) Voluntary Termination Deemed Good Reason. Notwithstanding anything herein to the contrary, during the period commencing on the 30th day following a Change in Control (whether Friendly or Unfriendly) and ending on the 180th day following a Change in Control, Executive may voluntarily terminate his employment for any reason, and such termination shall be deemed "Good Reason" for all purposes of this Agreement.

6.       Termination - Unfriendly Change in Control.

         (a) If, after an Unfriendly Change in Control, Executive's employment with MTS is terminated (A) by MTS other than for Cause, death or disability, or (B) by Executive for Good Reason, the Executive shall be entitled to the following benefits:

                  (i) Severance. MTS shall pay the Executive as a severance payment (the "Severance Payment") an amount equal to the product of 36 multiplied by the Executive's Monthly Gross Income as defined in Section 5(a)(i) above. The Severance Payment shall be made in a single lump sum within 30 days after the Date of Termination, subject to all applicable federal and state withholding.

                  (ii) Benefits. For 36 months following the Executive's Date of Termination or, if earlier, until Executive is covered under other group plans, MTS shall continue to pay the employer share of the Executive's MTS group life and health insurance premiums or, if group continuation coverage is no longer available for any reason other than the Executive's coverage under other group plans, the full premiums under other plans which MTS shall obtain for the Executive's benefit and with the Executive's approval. All MTS group plan

Change in Control Agreement                                              Page 6

                           premium payments made on Executive's behalf following his/her Date of Termination and Executive's continued participation in the plans are contingent upon Executive making the appropriate timely written elections to continue his/her group benefits following his/her Date of Termination, said group benefits continuing in effect for active MTS employees, Executive continuing to be eligible under the terms of the plans and applicable laws, and Executive's payment of the employee portion of the premiums for such benefits. Benefits otherwise receivable by Executive pursuant to this subparagraph
                           (ii) shall be reduced or eliminated to the extent comparable benefits are actually received by Executive during such period from a source outside MTS, and any such benefits actually received by Executive shall be reported to MTS.

         (b) If the Executive voluntarily terminates his employment other than for Good Reason but more than 180 days after an Unfriendly Change in Control, Executive shall be entitled to the following benefits:

                  (i) Severance. MTS shall pay to Executive as a severance payment (the "Severance Payment") an amount equal to the product of 18 multiplied by the Executive's monthly Gross Income as defined in Section 5(a)(i) above. The Severance Payment shall be made in a single lump sum within 30 days after the Date of Termination, subject to all applicable federal and state withholding.

                  (ii) Benefits. For 18 months following the Executive's Date of Termination or, if earlier, until Executive is covered under other group plans, MTS shall continue to pay the employer share of the Executive's MTS group life and health insurance premiums. All premium payments made on Executive's behalf following his Date of Termination and Executive's continued participation in the plans are contingent upon Executive making the appropriate timely written elections to continue his/her group benefits following his Date of Termination, said group benefits continuing in effect for active MTS employees, Executive continuing to be eligible under the terms of the plans and applicable laws, and Executive's payment of the employee portion of the premiums for such benefits. Benefits otherwise receivable by Executive pursuant to this subparagraph
                           (ii) shall be reduced or eliminated to the extent comparable benefits are actually received by Executive during such period from a source outside MTS, and any such benefits actually received by Executive shall be reported to MTS.

7. Additional Benefits. In addition to all other amounts payable and benefits receivable to Executive upon termination of employment covered under this Agreement, Executive shall be entitled to the following benefits:

         (a) Legal Fees. In the event of any termination of employment under this Agreement, other than termination for Cause, MTS shall pay to Executive all legal fees and expenses reasonably incurred by Executive in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

Change in Control Agreement                                              Page 7

         (b) Retirement Plan. Executive shall, upon termination of employment, be entitled to receive all benefits payable to the Executive under the MTS Systems Corporation Profit Sharing Retirement Plan and any other plan or agreement relating to retirement benefits.

         (c) Employee Stock Option Certificate. The Executive's rights under any existing Employee Stock Option Agreement and any future such agreements, including particularly his/her right to exercise his/her option rights following his termination of employment, shall continue to be fully effective hereunder.

8. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or except as otherwise provided in this Agreement.

9.       Potential Excise Tax Indemnification

         (a) Excise Tax. Should any payments hereunder or contemplated hereby be subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as may be amended, or any successor or similar provision thereto, or comparable state or local tax laws, MTS shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by the Executive as a result of the receipt of such compensation) to place the Executive in the same after-tax position he/she would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. MTS shall pay such additional compensation upon the earlier of

                  (i) the time at which MTS withholds such excise tax from any payments to the Executive; or

                  (ii) 30 days after the Executive notifies MTS that the Executive has paid such excise tax pursuant to a tax return filed by the Executive which takes the position that such excise tax is due and payable in reliance on a written opinion of the Executive's tax counsel that it is more likely than not that such excise tax is due and payable, or, if later, the date the IRS notifies Executive that such amount is due and payable.

                  Without limiting the obligation of MTS hereunder, the Executive agrees, in the event the Executive makes any payment pursuant to the preceding sentence, to negotiate with MTS in good faith with respect to procedures reasonably requested by MTS which would afford MTS the ability to contest the imposition of such excise tax; provided, however, that the Executive will not be required to afford MTS any right to contest the applicability of any such excise tax to the extent that the Executive reasonably determines that such contest is inconsistent with the overall tax interests of the Executive.

Change in Control Agreement                                              Page 8

                  MTS agrees to hold in confidence and not to disclose, without the Executive's prior written consent, any information with regard to the Executive's tax position which MTS obtains pursuant to this subsection.

         (b) Indemnification. MTS will indemnify the Executive (and his/her legal representative or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the laws of the State of Minnesota, as in effect at the time of the subject act or omission, or the Articles of Incorporation and By-Laws of MTS as in effect at such time or on the date of this Agreement, whichever affords or afforded greater protection to the Executive; and the Executive shall be entitled to the protection of any insurance policies MTS may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive or his/her legal representatives in connection with any action, suit or proceeding to which he/she (or his/her legal representative or other successors) may be made a party by reason of his/her being or having been a director, officer or employee of MTS or any of its subsidiaries or his/her serving or having served any other enterprise as a director, officer or employee at the request of MTS, provided that MTS shall cause to be maintained in effect for not less than six years from the date of a Change in Control (to the extent available) policies of directors' and officers' liability insurance of at least the same coverage as those maintained by MTS on the date of this Agreement and containing terms and conditions which are no less advantageous than such policies.

10.      Non-Competition and Confidentiality.

         (a) Noncompetition. Except as provided in subsection (c) below, Executive agrees that, as a condition of receiving benefits under this Agreement, he/she will not render services directly or indirectly to any competing organization, wherever located, for a period of one year following the Date of Termination, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any "Conflicting Product" which as used herein means any product, process, system or service of any person, firm, corporation, organization other than MTS, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by MTS. Executive agrees that violation of this covenant not to compete with MTS shall result in immediate cessation of all benefits hereunder, other than insurance benefits, which Executive may continue where permitted under federal and state law at his/her own expense.

         (b) Confidentiality. Executive further agrees and acknowledges his/her existing obligation that at all times during and subsequent to his/her employment with MTS, he/she will not divulge or appropriate to his/her own use or the uses of others any secret or confidential information or knowledge pertaining to the business of MTS, or any of its subsidiaries, obtained during his/her employment by MTS or any of its subsidiaries.

Change in Control Agreement                                              Page 9

         (c) Waiver - Unfriendly Change in Control. Notwithstanding anything herein to the contrary: the restriction on competition under subsection (a) shall not apply if the Executive's employment terminates following an Unfriendly Change in Control. Furthermore, in such event, MTS waives any other restriction on Executive's employment and consents unconditionally to any employment Executive may subsequently obtain.

11. Funding of Payments. In order to assure the performance of MTS or its successor of its obligations under this Agreement, MTS may deposit in a so-called "rabbi" trust an amount equal to the maximum payment that will be due the Executive under the terms hereof provided, however, that MTS shall deposit in trust the amount equal to the maximum payment due Executive immediately upon an Unfriendly Change in Control. Under such written trust instrument, the Trustee shall be instructed to pay to the Executive (or the Executive's legal representative, as the case may be) the amount to which the Executive shall be entitled under the terms hereof and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to MTS. If MTS deposits funds in trust, payment shall be made no later than the occurrence of a Change in Control. The written instrument governing the trust shall be irrevocable from and after such Change in Control and shall contain such provisions protective of the Executive as are contained in similar trust agreements approved by the Internal Revenue Service in published private letter rulings (provided that the assets of the trust shall be reachable by creditors of MTS as required by such rulings). The trustee shall be a national bank selected by MTS with the consent of the Executive, with trust powers and whose principal officers are located in the Minneapolis/St. Paul metropolitan area. The trustee shall invest the assets of the trust in any readily marketable securities of U.S. corporations (other than MTS, its successor, or any affiliate of MTS or its successor). If and to the extent there are not amounts in trust sufficient to pay Executive under this Agreement, MTS shall remain liable for any and all payments due to Executive.

12.      Successors; Binding Agreement.

         (a) Successors. MTS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of MTS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that MTS would be required to perform it if no such succession had taken place. Failure of MTS to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from MTS in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         (b) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, successors, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this

Change in Control Agreement                                              Page 10

                  Agreement to the Executive's designated beneficiaries or, if there is no such designated beneficiary, to the Executive's estate.

13.      Notice.

         (a) Form and Delivery. All notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of MTS, to its principal office to the attention of each of the then directors of MTS with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         (b) Notice of Termination. Any purported termination of Executive's employment by MTS or by Executive shall be communicated by written Notice of Termination to the other party hereto, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of Executive's employment.

         (c) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination which shall not be less than 10 nor more than 30 days, respectively, from the date such Notice of Termination is given.

         (d) Dispute of Termination. If, within 10 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence in accordance with Section 14 below. Notwithstanding the pendency of any such dispute, MTS shall continue to pay Executive full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection or at the end of a period of 180 days, whichever first occurs. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.

14. Arbitration. Any dispute arising under or in connection with this Agreement (including without limitation, the making of this Agreement or the Executive's termination of employment) shall be resolved by final and binding arbitration to be held in Minneapolis, Minnesota in accordance with the rules and procedures of the American Arbitration

Change in Control Agreement                                              Page 11

         Association. The parties shall select a mutually acceptable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side shall within the following ten business days select a single arbitrator and the two so selected shall select a third arbitrator within the following ten business days. The arbitrator shall have no power to award any punitive or exemplary damages. The arbitrator may construe or interpret, but shall not ignore or vary the terms of this Agreement, and shall be bound by controlling law. The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.

15.      Miscellaneous.

         (a) Modification and Waiver. Except as otherwise specifically provided in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

         (b) Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         (c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, MTS, through its authorized officer, and the Executive have executed this Agreement as of the day and date first above written.


         EXECUTIVE                          MTS SYSTEMS CORPORATION


         /s/ Marshall L. Carpenter          By /s/ Donald M. Sullivan
         ---------------------------          ---------------------------------
         Marshall L. Carpenter
                                            Its Chairman
                                               --------------------------------